Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Social Capital Suvretta Holdings Corp. III (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 20, 2021, except for Note 4 and Note 8, as to which the date is June 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Social Capital Suvretta Holdings Corp. III as of March 2, 2021 and for the period from February 25, 2021 (inception) through March 2, 2021, appearing in the Registration Statement on Form S-1, as filed (File 333-256725) of Social Capital Suvretta Holdings Corp. III.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

June 29, 2021